UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

SEAPORT ENTERTAINMENT GROUP INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

A Letter from the CEO

Dear Fellow Stockholders,

We are proud of the progress Seaport Entertainment Group has made since becoming an independent, standalone public company in August 2024. The past year marked a key turning point for the company and I am pleased to share with you the steps we have taken to position the company for sustainable growth moving forward.

Below are a few key highlights from 2024:

●	We successfully separated from Howard Hughes Holdings Inc. on July 31, 2024, and subsequently completed a rights offering in October 2024, which generated net proceeds of approximately $166.8 million. This funding strengthened our balance sheet while providing capital to support growth initiatives.
●	We made significant strides in internalizing food and beverage operations in December 2024 by hiring the foundational team from Creative Culinary Management Company (CCMC), an indirect wholly owned subsidiary of Jean-Georges Restaurants. This was an important step which will allow us to optimize our operations while continuing to strive for a best-in-class guest experience in our wholly owned and joint venture-owned restaurants at the Seaport.
●	We entered into a five-year extension of the company’s agreement with Live Nation, continuing the successful concert programming on The Rooftop at Pier 17 and plan to expand that programming into the winter months by utilizing a seasonal glass enclosure. We believe this will help minimize the seasonality of the Seaport neighborhood by driving business in the colder season.
●	We entered into an interim license agreement and long-term lease with Grupo Gitano to open GITANO NYC, the brand’s first permanent, year-round New York City dining and nightlife experience, spanning 13,605 square feet at Pier 17.

Additionally, we started 2025 with the announcement of a long-term lease with Meow Wolf, an industry-leader in immersive art and interactive experiences, to occupy nearly 75,000 square feet at Pier 17, which will be the first East Coast location for Meow Wolf. This is an important milestone for us and further demonstrates  our commitment to bringing innovative, high-quality experiences to our properties that have the potential to attract millions of additional visitors.

As we look ahead, we are excited about the opportunities to enhance the value of our assets across the country. We are confident that the initiatives we have underway—along with the continued dedication of our talented team—will position us for growth.

On behalf of the entire Seaport Entertainment Group team, I would like to thank you for your continued support.

Anton Nikodemus
Chairman, President and Chief Executive Officer

Seaport Entertainment Group Inc.

199 Water Street, 28th Floor

New York, NY 10038

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders of Seaport Entertainment Group Inc.:

We cordially invite you to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Seaport Entertainment Group Inc., a Delaware corporation.

When	Monday, June 9, 2025 at 10:00 a.m., Eastern time

Where	Virtually at www.virtualshareholdermeeting.com/SEG2025

Items of Business

1.

Election of the five director nominees named in this proxy statement (the “Proxy Statement”) to serve on our board of directors until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified. Our board of directors recommends a vote “FOR” each nominee.

2.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our board of directors recommends a vote “FOR” this proposal.

3. Transaction of any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who Can Vote	Only stockholders of record as of the close of business on April 16, 2025 will be entitled to notice of, and to vote at, the Annual Meeting.

As permitted by the rules of the U.S. Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the proxy materials on the internet. Accordingly, we are sending our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a paper set of the proxy materials, unless a stockholder has previously requested printed materials. The Notice includes instructions on how to access our proxy materials over the internet, as well as how to request the proxy materials in paper form.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the virtual meeting. The Notice includes instructions on how to vote, including by internet or telephone. If you hold your shares through a broker, bank or other nominee, please follow the instructions you receive from them.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2025

This notice of the Annual Meeting, the Proxy Statement and the related proxy card are first being distributed and made available on or about April 23, 2025. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ending December 31, 2024 are also available on our website, ir.seaportentertainment.com, as well as www.proxyvote.com.

By Order of the Board of Directors,

Lucy Fato
Executive Vice President, General Counsel and Corporate Secretary
April 23, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 9, 2025. The Proxy Statement and our 2024 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2025

This proxy statement (the “Proxy Statement”) is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Seaport Entertainment Group Inc., a Delaware corporation (“Seaport Entertainment,” the “Company,” “we,” “our” or “us”), for exercise at the Company’s 2025 annual meeting of stockholders (the “Annual Meeting”). This Proxy Statement, the Notice of 2025 Annual Meeting of Stockholders and the related proxy card are first being distributed and made available on or about April 23, 2025.

GENERAL INFORMATION

When and where will the Annual Meeting be held?

The Annual Meeting will be held virtually via webcast at www.virtualshareholdermeeting.com/SEG2025 on Monday, June 9, 2025, at 10:00 a.m., Eastern time.

Why are you holding a virtual Annual Meeting, and how can stockholders attend?

We will be hosting the Annual Meeting via live webcast only. The virtual meeting provides the same rights to participate as an in-person meeting. We believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs and enable improved communication. To attend and participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/SEG2025 and have available the control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or with the voting instructions received from your broker, bank or other nominee.

The live webcast will begin promptly at 10:00 a.m., Eastern time, on June 9, 2025. Stockholders may vote and submit questions live during the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the meeting, we intend to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/SEG2025.

What items will be voted on at the Annual Meeting, and how does the Company’s board of directors recommend that I vote?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

●	Proposal 1: Election of the five director nominees listed herein.
●	Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Our board of directors recommends a vote “FOR” the election of each of the director nominees, each to serve until our 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and until their successors are duly elected and qualified, and “FOR” Proposal 2.

We do not anticipate that any other matters will come before the Annual Meeting. However, if other matters are properly presented for consideration at the meeting or any adjournment or postponement thereof, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have discretion to vote on such matters for you.

Who is entitled to vote at the Annual Meeting?

Holders of record of our shares as of the close of business on April 16, 2025 (the “record date”) will be entitled to notice of, and to attend and vote at, the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 12,694,631 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote. A list of our stockholders as of the record date will be available at our headquarters at 199 Water Street, 28th Floor, New York, New York 10038 for a period of ten days prior to the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

Record holders (also called “registered holders”) hold shares in their name directly with our transfer agent, Computershare Trust Company, N.A. If shares are held in “street name,” the shares are held in the name of a broker, bank or other nominee on a holder’s behalf.

How do I vote my shares if I am a record holder?

We recommend that stockholders vote by proxy even if they plan to attend the virtual Annual Meeting. If you are a stockholder of record, there are three ways to vote by proxy:

●	By internet: You can vote at www.proxyvote.com by following the instructions on the Notice or proxy card.
●	By telephone: You can vote by calling 1-800-690-6903 and following the instructions on the Notice or proxy card.
●	By mail: You can vote by signing, dating and mailing the proxy card.

Internet and telephone voting facilities will be available 24 hours per day and will close at 11:59 p.m., Eastern time, on June 8, 2025.

You may also vote your shares by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/SEG2025, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website.

How do I vote if my shares are held in street name?

If your shares are held by a broker, bank or other nominee, the Notice (or the proxy materials, if you elected to receive a hard copy) has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence—in person, by remote communication or represented by proxy—at the Annual Meeting of the holders of a majority in voting power of the Company’s stock issued and outstanding and entitled to vote at the meeting will constitute a quorum. Votes withheld, abstentions and broker non-votes are each included in the determination of the number of shares present for the purpose of determining whether a quorum is present.

If a quorum is not present at the scheduled time of the Annual Meeting, the person presiding over the meeting or a majority in voting power of the stockholders entitled to vote at the meeting may adjourn the Annual Meeting until a quorum is present.

What vote is required for each proposal?

For Proposal 1, a plurality of the votes cast is required for the election of each director nominee. We do not have cumulative voting rights for the election of directors. Approval of Proposal 2, and any other proposals that may come before the Annual Meeting, requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

How will votes withheld and abstentions be treated?

A “vote withheld,” in the case of Proposal 1, or an “abstention,” in the case of Proposal 2, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on Proposal 1, and abstentions are not counted as votes cast and as such will have no effect on Proposal 2.

What is a “broker non-vote” and how will broker non-votes be treated?

A broker non-vote occurs when there are both routine and non-routine matters to be voted on and a nominee holding shares for a beneficial owner (e.g., a broker) does not vote on a non-routine matter because such nominee does not have discretionary voting power for that particular matter and has not received voting instructions with respect to that matter from the beneficial owner.

The only item to be acted upon at the Annual Meeting for which a broker, bank or other nominee will be permitted to exercise voting discretion is Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year. Therefore, if you hold your shares in street name and do not give the broker, bank or nominee specific voting instructions on Proposal 1, or any other proposal presented for consideration at the meeting, your shares will not be voted on such items, and a broker non-vote will occur. Broker non-votes are not considered votes cast and will therefore not have any effect on such proposals.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies on the proxy card will vote in accordance with the recommendations of our board of directors.

Can I revoke or change my vote after submitting a proxy?

Yes. If you are a record holder and you have voted by internet, telephone or mail, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to the attention of our Corporate Secretary at Seaport Entertainment Group Inc., 199 Water Street, 28th Floor, New York, NY 10038, provided that such statement is received no later than June 8, 2025;
●	voting again by internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m., Eastern time, June 8, 2025;
●	submitting a properly signed proxy card with a later date that is received no later than June 8, 2025; or
●	attending the virtual Annual Meeting via live webcast and voting online during the Annual Meeting prior to the closing of the polls.

If you hold shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee.

Your most recent proxy card or telephone or internet proxy is the one that will be counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you vote online during the Annual Meeting prior to the closing of the polls.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are electing to furnish the proxy materials, including this Proxy Statement and our annual report for the fiscal year ending December 31, 2024 (the “Annual Report”), to our stockholders by providing access to such documents on the internet, rather than mailing printed copies. If you received a Notice by mail, you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice will instruct you as to how to access and review the proxy materials on the internet. The Notice also instructs you as to how to vote your shares via the internet or telephone. If you would like printed copies of the proxy materials, please follow the instructions in the Notice.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at our transfer agent and/or with brokers, banks or other nominees. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice or set of proxy materials you received, please submit your proxy according to the instructions.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice to request one. The paper proxy card you receive upon request will also provide instructions as to how to vote your shares via the internet or telephone. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign and date the proxy card and return it in the envelope provided.

I share an address with another stockholder. Why did we receive only one set of proxy materials?

Some brokers, banks and other nominees participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the broker, bank or other nominee that holds your shares. Upon request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of those documents were delivered. To receive a separate copy of the proxy materials, you can direct written requests to Seaport Entertainment Group Inc., 199 Water Street, 28th Floor, New York, New York 10038, Attn: Investor Relations.

Who is paying for this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers or employees (for no additional compensation) in person or by telephone, fax or email. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of elections for the Annual Meeting.

Who should I contact if I have additional questions?

You can contact our Investor Relations team at ir@seaportentertainment.com. Stockholders who hold their shares in street name should contact the broker, bank or other nominee that holds their shares for additional information on how to vote at the Annual Meeting.

Proposal 1: Election of Directors

Our amended and restated bylaws provide that our board of directors shall consist of such number of directors as shall from time to time be determined by resolution of the board. Currently, the board is composed of five members, three of whom the board has determined are independent, as defined under the rules of NYSE American LLC (“NYSE American”). We do not have a classified board of directors. As a result, at each annual meeting of the Company’s stockholders, each of our directors will be elected to serve until the next annual meeting of stockholders and until their successor is duly elected and qualified.

Each of the directors elected at the Annual Meeting will hold office until the 2026 Annual Meeting and until their successor has been duly elected and qualified. Pursuant to the investor rights agreement (as defined herein) and our amended and restated certificate of incorporation, Pershing Square Capital Management, L.P. (“Pershing Square”) has the right to nominate one individual for election as a director at this Annual Meeting. For additional information, see “Certain Relationships and Related Party Transactions—Investor Rights Agreement.” Pershing Square has designated Mr. Anthony F. Massaro as its nominee. As a result, and upon the recommendation of our Nominating and Corporate Governance Committee, the board has nominated Mr. Massaro as well as Mr. Anton D. Nikodemus, Mr. Michael A. Crawford, Ms. Monica S. Digilio and Mr. David Z. Hirsh for re-election to serve as the directors of the Company.

The persons named as proxies in the enclosed proxy card will vote to elect each director nominee named in this Proxy Statement unless a stockholder indicates that their shares should be withheld with respect to one or more of such nominees.

If any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors, and we do not expect that any of them will be unavailable or will decline to serve. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected.

In determining that each director should be nominated for re-election, our board of directors considered their prior service, business experience, other directorships and the qualifications, attributes and skills described in the biographies set forth below under “Corporate Governance—Executive Officers and Directors.” We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Our board of directors unanimously recommends that you vote “FOR” the election of each of Mr. Nikodemus, Mr. Crawford, Ms. Digilio, Mr. Hirsh and Mr. Massaro.

Corporate Governance

EXECUTIVE OFFICERS AND DIRECTORS

Below is a list of the names and ages, as of April 23, 2025, of our directors and executive officers and a description of their business experience and other qualifications. There are no family relationships among any of our executive officers or directors.

Name	Age	Position
Anton D. Nikodemus	61	President, Chief Executive Officer and Director
Matthew M. Partridge	41	Chief Financial Officer and Treasurer
Lucy Fato	58	General Counsel and Corporate Secretary
Michael A. Crawford	57	Director
Monica S. Digilio	62	Director
David Z. Hirsh	62	Director
Anthony F. Massaro	37	Director

Anton D. Nikodemus has served as our President and Chief Executive Officer, and Chairman of our board of directors, since 2023. Mr. Nikodemus has spent over 30 years in entertainment and hospitality leading the development and operations of industry premier destination brands. Prior to joining the Company, he served as President and Chief Operating Officer of CityCenter for MGM Resorts International from December 2020 to November 2023, where he oversaw operations for The Cosmopolitan of Las Vegas, Vdara Hotel & Spa and ARIA Resort & Casino. He also served as Portfolio President of Las Vegas Properties; President and Chief Operating Officer, Bellagio and Park MGM from April 2020 to December 2020 and President and Chief Operating Officer Luxury Portfolio at MGM Resorts International from February 2019 to March 2020. Mr. Nikodemus notably led the creation and development of the MGM National Harbor Hotel & Casino in Maryland and the MGM Springfield in Massachusetts. Mr. Nikodemus earned a B.S. in Business Management and Marketing from Arizona State University, and he completed the Advanced Finance Program at the Wharton School of the University of Pennsylvania. We believe that Mr. Nikodemus’ experience in entertainment and hospitality and his business management expertise make him qualified to serve on our board of directors.

Matthew M. Partridge has served as our Chief Financial Officer and Treasurer since April 2024. Mr. Partridge has nearly 15 years of experience in real estate and hospitality, across a variety of asset classes and operating models with public and private companies. Prior to joining the Company, Mr. Partridge was the Senior Vice President, Chief Financial Officer and Treasurer for two publicly traded real estate investment trusts, CTO Realty Growth, Inc. (NYSE: CTO) and Alpine Income Property Trust, Inc. (NYSE: PINE), where he was responsible for accounting, asset management, corporate finance and investor relations, information technology and risk management. He held both roles from October 2020 to April 2024. Before that, Mr. Partridge served as Chief Operating Officer and Chief Financial Officer of Hutton Companies, a private commercial real estate development and investment company headquartered in Chattanooga, Tennessee, from August 2018 to September 2020. Mr. Partridge earned a B.B.A. in Finance from Eastern Michigan University and an M.B.A. in International Business and Finance from Xavier University.

Lucy Fato has served as our General Counsel and Corporate Secretary since May 2024. Before joining the Company, Ms. Fato served as Vice Chair of American International Group, Inc. (“AIG”) (NYSE: AIG), from October 2023 until March 2024. Previously, beginning in 2017, she served as AIG’s General Counsel and Global Head of Communications and Government Affairs. Prior to her time at AIG, Ms. Fato served as Head of the Americas and General Counsel of Nardello & Co., a global private investigative firm, where she remains a member of the board of directors. In 2014 and 2015, Ms. Fato was General Counsel of McGraw-Hill Financial (now known as S&P Global Inc. (NYSE: SPGI)), and for nine years prior to that, she served as Deputy General Counsel and Corporate Secretary of Marsh & McLennan Companies, Inc. (NYSE: MMC). Ms. Fato began her legal career at Davis Polk & Wardwell LLP, where she spent fourteen years as a capital markets lawyer, including five as a partner in the firm’s Corporate Department. Ms. Fato currently serves on the advisory board of the Harvard Law School Center on the Legal Profession and on the board of directors of the Alfred E. Smith Memorial Foundation. Ms. Fato earned a B.A. in Business and Economics from the University of Pittsburgh and a J.D. from the University of Pittsburgh School of Law.

Michael A. Crawford has served as a member of our board of directors, our lead independent director and Chairman of the Nominating and Corporate Governance Committee since July 2024. Mr. Crawford currently serves as Chairman of the Board and President and Chief Executive Officer for Hall of Fame Resort & Entertainment Company (Nasdaq: HOFV) (“Hall of Fame Resort & Entertainment Co.”), including its subsidiaries, Hall of Fame Village Media, Gold Summit Gaming, and Hall of Fame Village, which he joined in December 2018, and will continue to serve in such roles until May 18, 2025. Hall of Fame Resort & Entertainment Co. is a sports, entertainment and media enterprise headquartered in Canton, Ohio, established in 2020 as a result of a merger between HOF Village, LLC, a partnership between the Pro Football Hall of Fame and Industrial Realty Group, and Gordon Pointe Acquisition Corp. Effective May 19, 2025, Mr. Crawford will serve as Chief Executive Officer of Baillie Lodges. From 2014 to 2018, Mr. Crawford held numerous executive positions with the Four Seasons Hotels and Resorts Company (“Four Seasons”), starting as the President of Asia Pacific and subsequently becoming Global President of Portfolio Management. While at Four Seasons, he was responsible for business and capital planning, along with the design and construction of all new Four Seasons hotels and resorts worldwide, as well as overseeing global operations of all Four Seasons branded residential assets. Prior to his time at Four Seasons, Mr. Crawford spent almost 25 years at the Walt Disney Company (NYSE: DIS) where he rose to Senior Vice President and General Manager of Shanghai Disney Resort and President of Shanghai’s Walt Disney Holdings Company. Mr. Crawford’s learnings over decades of international business experience with these two global brands is well documented in his best-selling book, From the Mouse’s House to the Penthouse. Mr. Crawford currently serves on the board of directors of Texas Roadhouse, Inc. (Nasdaq: TXRH). Mr. Crawford earned a B.S. in Business Administration from Bowling Green State University and an M.B.A. from the University of Notre Dame. We believe that Mr. Crawford’s chief executive experience, in addition to his extensive hospitality industry, international business and strategic planning experience, make him qualified to serve on our board of directors.

Monica S. Digilio has served as a member of our board of directors and Chair of the Compensation Committee since July 2024. Ms. Digilio is the Founder, and has served as Chief Executive Officer, of Compass Advisors LLC, a strategic advisory firm that draws on her expertise in human resources, talent management, business leadership and organizational development since January 2021. Prior to establishing Compass Advisors, Ms. Digilio was the Executive Vice President and Chief Human Resources Officer for Caesars Entertainment Corporation from 2018 to 2020, where she led the Human Resources and Corporate Social Responsibility functions. Prior to her tenure at Caesars, Ms. Digilio spent six years as the Executive Vice President and Chief Human Resources Officer for Montage International and spent 12 years as the Executive Vice President of Global Human Resources & Administration for Kerzner International, the parent company of the Atlantis and One&Only brands. Ms. Digilio spent 10 years at ITT Sheraton, culminating in leading Human Resources for the North America division. Ms. Digilio currently serves on the boards of directors of Sunstone Hotel Investors (NYSE: SHO), CopperPoint Insurance Companies and The Venetian Resort Las Vegas. Ms. Digilio is an Advisory Board Member for Cornell University’s Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship. She is also a member of the Women Corporate Directors Foundation and the National Association of Corporate Directors. Ms. Digilio earned both a B.S. in Communications and an M.S. in Corporate Communications from Ithaca College. We believe that Ms. Digilio’s real estate knowledge, labor relations, corporate governance, enterprise risk management and hospitality industry experience make her qualified to serve on our board of directors.

David Z. Hirsh has served as a member of our board of directors and Chairman of the Audit Committee since July 2024. Commencing in December 2024, Mr. Hirsh began serving as an Independent Advisor to Town House Partners, a provider of consulting services in the global real estate industry. Previously, Mr. Hirsh served as Vice Chairman of Sterling Investors, a real estate investment firm, from January 2022 through December 2024. Prior to that, he served as Senior Advisor at Sterling Investors from April 2020 to December 2021. Mr. Hirsh previously spent approximately sixteen years working in the Real Estate Asset Management Group at Blackstone Inc. (“Blackstone”) in various roles until his retirement in January 2018 from the role of Managing Director. During his tenure at Blackstone, Mr. Hirsh’s most significant responsibilities included day-to-day oversight and strategic management of Equity Office Properties from 2009 to 2018, IndCor Industrial Properties from 2013 to 2015, the LXR Hotels and Resorts portfolio from 2004 to 2010 and several investments in the retail and senior housing sectors. Prior to joining Blackstone, Mr. Hirsh worked at Citigroup Inc. for approximately fifteen years, including six years in real estate asset management, where he led the hotel group, and five years in corporate finance, specializing in corporate real estate and project lending. Mr. Hirsh is involved in several philanthropic efforts including the THANC Foundation and CaringKind. He is also an Adjunct Professor and Vice Chair of the Advisory Board at the New York University Schack Institute of Real Estate, a trustee of the Madison Square Park Conservancy and a trustee at Pace University. Mr. Hirsh served on the board of directors of SILVERspac Inc. (Nasdaq:

SLVR) from September 2021 to September of 2023. Mr. Hirsh earned a B.B.A in Public Accounting from Pace University and an M.S. in Real Estate Development and Investment from New York University. We believe that Mr. Hirsh’s finance and real estate experience make him qualified to serve on our board of directors.

Anthony F. Massaro has served as a member of our board of directors since July 2024. Mr. Massaro is a partner and member of the investment team at Pershing Square, which he joined in 2013. Mr. Massaro was previously a private equity associate at Apollo Global Management (“Apollo”), where he focused on leveraged buyout and distressed debt investments across a wide range of industries. Prior to his time at Apollo, he was an analyst in the investment banking division at Goldman Sachs. He earned a B.S. in Finance and Accounting from the Wharton School at the University of Pennsylvania. We believe that Mr. Massaro’s finance experience makes him qualified to serve on our board of directors.

DIRECTOR INDEPENDENCE

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and has considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out their responsibilities. Based upon information requested from and provided by each director, and at the recommendation of the Nominating and Corporate Governance Committee, the board has affirmatively determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is an “independent” director, as defined under the applicable rules of the SEC and NYSE American.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee, on behalf of the board of directors, is responsible for identifying, evaluating and recommending to the board candidates for service on the board of directors and its committees. In evaluating candidates, the Nominating and Corporate Governance Committee considers the criteria set forth in our corporate governance guidelines (the “Corporate Governance Guidelines”), as well as any other factors that they deem to be relevant, including:

●	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
●	the candidate’s experience as a board member of another publicly held company;
●	the candidate’s professional and academic experience relevant to the Company’s industries;
●	the candidate’s representation of different viewpoints, backgrounds and experiences;
●	the strength of the candidate’s leadership skills;
●	the candidate’s experience in finance and accounting or executive compensation practices; and
●	whether the candidate has the time required for preparation, participation and attendance at board and committee meetings, if applicable.

Generally, the Nominating and Corporate Governance Committee will consider candidates who have a high level of personal and professional integrity, strong ethics and the ability to make mature business judgments. In addition, the board of directors will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. Our board of directors monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of board members that represents a variety of background and experience, we have no formal policy.

The Nominating and Corporate Governance Committee and our board of directors will consider a candidate nominated by a stockholder in a manner consistent with its evaluation of other potential nominees. Any recommendation submitted to the Company should be in writing and must include all information required by our amended and restated bylaws and the rules of the SEC.

Stockholder nominees should be submitted to the Company’s Corporate Secretary at the Company’s principal executive offices. All recommendations for director nominations received by the Corporate Secretary that satisfy requirements set forth in our amended and restated bylaws relating to such nominations will be presented to the board of directors for its consideration. Stockholders must also satisfy the notification, timing, consent and information requirements set forth in our amended and restated bylaws. The timing requirements are also described in this Proxy Statement under the caption “Stockholder Proposals.”

MEETINGS OF THE BOARD OF DIRECTORS AND ATTENDANCE

In 2024, our board of directors held four meetings and our Audit Committee held two meetings. Our Compensation Committee and the Nominating and Corporate Governance Committee did not meet in 2024. In 2024, each director attended at least 75% of the total number of meetings of the board of directors and committees on which such director served. Members of our board of directors are encouraged to attend annual meetings of stockholders, although we do not have a formal policy regarding attendance of directors at our annual meeting of stockholders.

Our independent directors meet in executive sessions not less than twice per year. These executive sessions of our board of directors are presided over by the lead independent director.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder or other interested party who would like to communicate with the board of directors, the independent directors as a group or any specific member or members of the board should send such communications to the attention of our Corporate Secretary at Seaport Entertainment Group Inc., 199 Water Street, 28th Floor, New York, New York 10038. Communications should contain instructions specifying for which member or members of the board of directors the communication is intended. Such communications generally will be forwarded to the intended recipients. However, our Corporate Secretary may, in her sole discretion, decline to forward any communications that are inappropriate.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings and actions by unanimous written consent of the board and its duly authorized committees. The board of directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. From time to time, other committees may be established by the board of directors when necessary.

Audit Committee

The Audit Committee’s responsibilities include:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm its independence from management;
●	reviewing with our independent registered public accounting firm the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related party transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Audit Committee consists of Mr. Crawford, Ms. Digilio and Mr. Hirsh, with Mr. Hirsh serving as chairman. Our board of directors has determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is an “audit committee financial expert” for purposes of the applicable SEC rules and independent, as defined by the NYSE American rules and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is organized and conducts its business pursuant to a written charter that satisfies the applicable NYSE American listing standards and which is available on our website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

Compensation Committee

The Compensation Committee’s responsibilities include:

●	reviewing and approving the corporate goals and objectives with respect to our Chief Executive Officer’s compensation;
●	overseeing an evaluation of our executive officers other than the Chief Executive Officer and reviewing and setting, or recommending to the board of directors, the compensation of such executive officers;
●	reviewing and approving any employment and severance agreements for our executive officers;
●	reviewing and approving, or making recommendations to the board regarding, our incentive compensation and equity-based plans and arrangements;
●	reviewing and discussing with management the Compensation Discussion and Analysis included in our SEC filings, if applicable;
●	administering and overseeing our compliance with our clawback policy;
●	overseeing succession planning for the executive officer roles other than our Chief Executive Officer;
●	preparing the annual Compensation Committee report; and
●	overseeing and periodically reviewing with management the Company’s strategies, policies and practices with respect to human capital management and talent development.

Our Compensation Committee consists of Mr. Crawford, Ms. Digilio and Mr. Hirsh, with Ms. Digilio serving as chair. Our board of directors has determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is independent, as defined by the NYSE American rules and Section 10C(a) of the Exchange Act. In addition, each of Mr. Crawford, Ms. Digilio and Mr. Hirsh qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee has sole authority to retain and terminate any compensation consultant, legal counsel or other advisor, as the Compensation Committee deems appropriate, to assist the committee in the performance of its duties, including the sole authority to approve the fees and other terms and conditions of retention. Prior to any such retention, the Compensation Committee will assess any factors relevant to such consultant’s, legal counsel’s or other advisor’s independence from management, including the factors specified in NYSE American’s corporate governance standards or other listing rules, to evaluate whether the services to be performed will raise any conflict of interest or compromise the independence of such consultant, legal counsel or other advisor. The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee.

The Compensation Committee operates under a written charter that satisfies the applicable NYSE American listing standards and which is available on our website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

Compensation Consultant Fees and Services

In 2024, prior to the completion of our separation (the “separation”) from Howard Hughes Holdings Inc. (“HHH”), HHH engaged Meridian Compensation Partners, LLC to provide certain compensation-related services with respect to our executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of our board of directors and recommending director nominees for election at our annual meetings of stockholders;
●	reviewing and assessing our Corporate Governance Guidelines and recommending changes for approval by the board;
●	reviewing the board’s committee structure and recommending directors to serve as members of each committee;
●	overseeing the annual self-evaluation of the board of directors and its committees;
●	overseeing succession planning for our Chief Executive Officer and the chair of the board of directors; and
●	reviewing and making recommendations to the board of directors regarding director compensation and other governance matters, including our charter, bylaws and other committee charters.

The Nominating and Corporate Governance Committee consists of Mr. Crawford, Ms. Digilio and Mr. Hirsh, with Mr. Crawford serving as chairman. Our board of directors has determined that each of Mr. Crawford, Ms. Digilio and Mr. Hirsh is independent, as defined by the NYSE American rules. Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable NYSE American listing standards and which is available on our website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines, discussed below, provide our independent directors the flexibility to elect a lead director if the chair of the board of directors is a member of management or does not otherwise qualify as independent. Mr. Nikodemus, our President and Chief Executive Officer, currently serves as the chairman of the board, and Mr. Crawford currently serves as our lead independent director. The responsibilities of our lead independent director include (i) presiding over all meetings of the board of directors at which the chair is not present, including any executive sessions of the independent directors, (ii) approving, after consulting with the chair, the board of directors’ meeting schedules and agendas and (iii) acting as the liaison between the independent directors and the chair and Chief Executive Officer.

Our board believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance. Our current governance structure strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. Our board of directors and the Nominating and Corporate Governance Committee will continue to periodically review our leadership structure and may make such changes in the future as they deem appropriate.

RISK OVERSIGHT

The Audit Committee is responsible for overseeing our risk management process. However, the board of directors has an active role in overseeing management of the Company’s risks and regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee, as outlined in its charter, is specifically responsible for overseeing the management of risks related to accounting matters and financial reporting. Additionally, the board of directors is responsible for overseeing the management of cybersecurity, data protection and other material risks applicable to the Company. Although the Audit Committee evaluates financial risks and oversees the management of such risks, the board of directors is kept regularly informed through discussions with committee members and reports from management about such risks and the actions taken by management to address them.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct sets forth Company policies, expectations and procedures on a number of topics, including conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), confidentiality and the protection and proper use of Company assets. The Code of Conduct also sets forth procedures for reporting violations of the Code of Conduct and investigations thereof.

A copy of the code is available on our website at ir.seaportentertainment.com. We will post on our website all disclosures that are required by law or NYSE American listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the board carries out its responsibilities. The Corporate Governance Guidelines address, among other things, the independence of our directors, separate sessions of non-management directors, director qualification standards and additional selection criteria, director orientation and continuing education, director responsibilities and compensation, board access to senior management and independent advisors, the self-evaluation of our board and its committees, director attendance, standing committees and succession planning. A copy of the Corporate Governance Guidelines is available on our investor relations website at ir.seaportentertainment.com. The information on or accessed through our website is deemed not to be incorporated in or part of this Proxy Statement or any other document filed with or furnished to the SEC.

STOCK OWNERSHIP Guidelines

Our board of directors has adopted stock ownership guidelines (the “Stock Ownership Guidelines”) for our non-employee directors and certain executive officers. The Stock Ownership Guidelines require (a) our Chief Executive Officer to maintain beneficial ownership of a number of Company Securities (as defined in the Stock Ownership Guidelines) having a value equal to or greater than five times their annual base salary, (b) our Chief Financial Officer to maintain beneficial ownership of a number of Company Securities having a value equal to or greater than three times their annual base salary, (c) our General Counsel and Corporate Secretary to maintain beneficial ownership of a number of Company Securities having a value equal to or greater than three times their annual base salary and (d) our non-employee directors to each maintain beneficial ownership of a number of Company Securities having a value equal to or greater than five times their annual cash retainer. Participants are required to comply with the Stock Ownership Guidelines no later the fifth anniversary of their appointment as an executive officer or non-employee director.

INSIDER TRADING POLICY

Our board of directors has adopted an insider trading compliance policy and procedures (the “Insider Trading Policy”) that governs the purchase, sale or other disposition of the Company’s securities and is applicable to all directors, officers and other employees of the Company. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to the Company. A copy of our Insider Trading Policy is attached as an exhibit to our annual report on Form 10-K for the year ending December 31, 2024, which was filed with the SEC.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. KPMG has served as our independent registered public accounting firm since its appointment in 2024.

Although stockholder ratification is not required by our amended and restated bylaws or otherwise, our board of directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the appointment, the Audit Committee will consider whether or not to nonetheless retain KPMG. Even if stockholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our board of directors unanimously recommends that you vote “FOR” the ratification of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Independent Registered Public Accounting Firm Fees

During fiscal year 2024, KPMG served as our independent registered public accounting firm. Prior to the separation, we did not separately engage an independent registered public accounting firm. KPMG performed a separate audit of HHH and other services related to us for a period prior to the separation in fiscal year 2024; however, HHH paid the fees for such services.

Fees billed for services rendered by KPMG for fiscal year 2024 were as follows:

2024
Audit Fees(1)	$650,000
Audit-Related Fees(2)	1,071,494
Tax Fees(3)	—
All Other Fees(4)	—
Total	$1,721,494
(1)	Audit Fees include the audit of the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2024 and services attendant to, or required by, statute or regulation and reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-Related Fees include the review of registration statements, comfort letters and consents and assistance with, and review of, other documents filed with the SEC, as well as audit services that are normally provided by independent registered public accounting firms, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.
(3)	KPMG did not provide the Company with tax services in 2024.
(4)	There were no other fees paid to KPMG in 2024.

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, the Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Pursuant to the Audit Committee’s charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by KPMG since the separation in 2024 have been pre-approved by our Audit Committee.

Report of the Audit Committee

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The purpose of the Audit Committee, which is governed by its charter, is to assist our board of directors in its oversight of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor and the performance of the Company’s internal audit function. Pursuant to its charter, the Audit Committee is responsible for appointing and retaining our independent registered public accounting firm and approving audit and non-audit services to be provided by such firm.

Management is responsible for preparing the financial statements and ensuring they are complete, accurate and prepared in accordance with generally accepted accounting principles. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and KPMG our audited consolidated financial statements for the year ending December 31, 2024. Our Audit Committee has also discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with our Audit Committee concerning independence and has discussed with KPMG its independence from the Company.

Based on the above-mentioned review and discussions, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ending December 31, 2024 for filing with the SEC.

Audit Committee
David Hirsh (Chairman)
Michael Crawford
Monica Digilio

Date: April 23, 2025

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers identified in the “Summary Compensation Table” below, who we refer to as our “named executive officers.”

For the year ended December 31, 2024, our named executive officers were:

●	Anton Nikodemus, President and Chief Executive Officer;
●	Matthew Partridge, Chief Financial Officer and Treasurer; and
●	Lucy Fato, General Counsel and Corporate Secretary.

Summary Compensation Table

The following table sets forth information concerning our named executive officers’ compensation for the years ended December 31, 2024 and 2023. Prior to the separation, such amounts were determined by the HHH Compensation Committee and paid by HHH. Beginning August 1, 2024, amounts were paid by the Company. Stock-based awards granted by HHH prior to the separation were converted into stock-based awards covering Company shares on September 12, 2024 in connection with the separation.

Name and Principal Position Following the Separation(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Nonequity Incentive Plan Compensation(6)	Other Compensation(7)	Total
Anton Nikodemus	2024	1,259,616	1,000,000	3,333,354	6,666,666	1,375,000	347,299	13,981,935
Chief Executive Officer	2023	4,808	—	2,400,020				2,404,828
Matthew Partridge Chief Financial Officer	2024	279,231	200,000	1,900,041	—	618,750	96,230	3,094,252
Lucy Fato General Counsel	2024	250,096	—	212,514	—	212,500	10,397	685,507
(1)	The principal positions shown in this column reflect the principal positions held with the Company following our separation from HHH. Mr. Nikodemus’ principal position with HHH until July 31, 2024 was Chief Executive Officer of HHH Seaport Division; Mr. Partridge’s position with HHH until July 31, 2024 was Chief Financial Officer, Seaport Entertainment; and Ms. Fato’s position with HHH until July 31, 2024 was General Counsel, Seaport Entertainment.
(2)	The amounts shown represent salary paid by HHH prior to August 1, 2024 and by the Company on and after August 1, 2024, and, with respect to Mr. Partridge and Ms. Fato, reflect the named executive officer’s partial year of employment in 2024.
(3)	Mr. Nikodemus and Mr. Partridge each received an initial one-time bonus paid by HHH following hire. Mr. Nikodemus deferred 50% of the bonus under the HHH non-qualified deferred compensation plan, which was later transferred to the Company’s deferred compensation plan in connection with the separation.
(4)	The amounts shown represent the aggregate grant date fair value of restricted stock awards (time-based vesting) granted to the named executive officers by HHH prior to the separation and by the Company after the separation, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC Topic 718”). Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. HHH provides information regarding the assumptions used to calculate the value of stock awards in Note 11 to the consolidated financial statements included in HHH’s Annual Report on Form 10-K for the year ended December 31, 2024. We provide information regarding the assumptions used to calculate the value of stock awards in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. See “Equity Compensation” below for more information on these awards and a discussion of the methodology for converting the HHH awards to Company awards in connection with the separation.

(5)	The amount shown represents the aggregate grant date fair value of stock options granted to Mr. Nikodemus after the separation, computed in accordance with ASC Topic 718. The grant date fair value was calculated using the Black Scholes option pricing model. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. The Company provides information regarding the assumptions used to calculate the value of stock options in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. See “Equity Compensation” below for more information on these awards.
(6)	The amount shown represents the value of annual bonuses earned in respect of 2024 and paid in the first quarter of 2025. See “Annual Bonus” below for more information on these bonuses.
(7)	The amounts reported for 2024 include the following:
	401(K) Employer Contributions(a)	Executive LTD(b)	Aggregate Gross-ups(c)	Medjet Benefit(b)	PTO Payout	Personal Aircraft Use(d)	Relocation(e)	Temporary Housing(f)	Total
Anton Nikodemus	—	$25,024	$120,634	$260	$349	$1,033	$200,000	—	$347,299
Matthew Partridge	—	$3,790	$23,650	—	—	—	$40,000	$29,790	$96,230
Lucy Fato	$9,154	$862	$381	—	—	—	—	—	$10,379
(a)	The amount in this row represents HHH’s matching contributions made under HHH’s 401(k) plan.
(b)	The amounts in these rows represent the dollar value of the disability insurance and travel insurance premiums paid by HHH and the Company on behalf of our named executive officers.
(c)	The amounts in this row represent the dollar value of tax gross-up payments made by HHH and the Company to our named executive officers in respect of disability insurance premiums under HHH’s long-term disability plan as well as tax gross-up payments on relocation.
(d)	A family member accompanied Mr. Nikodemus on a company business flight.
(e)	The amounts in this row represent reimbursement of relocation expenses in connection with the named executive officers’ relocation to the New York, New York metropolitan area.
(f)	The amount in this row represents the dollar value of temporary housing provided to Mr. Partridge in connection with his relocation to the New York, New York metropolitan area.

Narrative to Summary Compensation Table

2024 Salary

Base salaries are intended to provide a fixed component of compensation reflecting the skill set, experience, role and responsibilities of our named executive officers. The amounts were determined by the HHH Compensation Committee prior to the separation. Mr. Nikodemus’ 2024 annual base salary was $1,250,000, Mr. Partridge’s 2024 annual base salary was $550,000, and Ms. Fato’s 2024 annual base salary was $425,000.

Annual Bonus

Mr. Nikodemus, Mr. Partridge, and Ms. Fato were eligible to participate in the HHH annual bonus program prior to the separation and our annual bonus program after the separation, with the full amount of any 2024 annual bonus to be paid by the Company in accordance with the employee matters agreement. The bonus plan was discretionary based on the achievement of company initiatives that were set at the time of separation. These initiatives included finalizing our separation into a standalone company, integrating disparate company divisions into one operating environment, stabilizing our corporate infrastructure and implementing operational improvements that will drive financial performance. These initiatives were deemed achieved by our Board of Directors. Achievements included completing a successful separation and rights offering, migrating to standalone IT and HR platforms, ending our Transition Services Agreements with HHH on schedule, onboarding and integrating Food and Beverage Operations employees into our company and meeting 2024 programmed occupancy goals. The CEO determined the amounts earned within the threshold, target and maximum amounts by our named executive officers in accordance with their employment agreements. The compensation committee determined the amount earned within the threshold, target and maximum amounts for the CEO in accordance with his employment agreement.

The following table shows the target awards and actual payments received by the named executive officers for 2024 performance:

Named Executive Officer	Target Award (% of Base Salary)	Actual Award (% of Target Award)	Actual Award ($)
Anton Nikodemus	100%	110%	1,375,000
Matthew Partridge	75%	150%	618,750
Lucy Fato	50%	100%	212,500

Equity Compensation

Prior to the separation, Mr. Nikodemus and Mr. Partridge received equity awards from HHH under the Howard Hughes Corporation 2020 Equity Incentive Plan (the “HHH 2020 Plan”). After the separation, our named executive officers were granted awards under the Plan. In connection with the separation, awards originally granted under the HHH 2020 Plan were adjusted or converted into awards covering Company shares in accordance with the terms of the employee matters agreement using our 30 trading-day volume-weighted average stock price (VWAP) that began on August 1, 2024 and HHH’s 3 trading-day VWAP ending on the separation.

Mr. Nikodemus. On December 29, 2023, HHH granted Mr. Nikodemus a time-based restricted stock (“TBRS”) award covering 28,054 shares of HHH common stock under the HHH 2020 Plan. On September 12, 2024, this award was converted into a TBRS award covering 49,574 shares of Company common stock. This converted TBRS award is subject to the same terms and conditions as the original HHH TBRS award, including a 3-year vesting schedule, subject to Mr. Nikodemus’ continued service through the applicable vesting date.

Effective as of August 7, 2024, as contemplated by the terms of the Nikodemus Employment Agreement (as defined below), Mr. Nikodemus was granted additional equity compensation by the Company with an aggregate grant date value of $10,000,000. This award was comprised of $3,333,334 of time-based restricted stock units (“TBRSUs”), $3,333,333 of nonqualified stock options with a strike price of $26.36 (the Company’s 5 trading-day VWAP commencing on the date immediately following the separation), and an additional $3,333,333 of premium-priced nonqualified stock options with a strike price of $39.54 (150% of the Company’s 5 trading-day VWAP commencing on the date immediately following the separation). Each of these awards vests in full on August 1, 2029, subject to Mr. Nikodemus’ continued service through the vesting date. Mr. Nikodemus’ equity awards are also eligible to vest upon certain terminations of employment under the terms of the Nikodemus Employment Agreement (as described below).

Mr. Partridge. On April 1, 2024, HHH granted Mr. Partridge a TBRS award covering 14,081 shares of HHH common stock under the HHH 2020 Plan. On September 12, 2024, this award was converted into a TBRS award covering 37,323 shares of Company common stock, subject to the same terms and conditions as the original HHH TBRS award, including a 3-year vesting schedule, subject to Mr. Partridge’s continued service through the applicable vesting date.

Effective as of August 7, 2024, as contemplated by the terms of the Partridge Employment Agreement (as defined below), the Company granted Mr. Partridge an award of TBRSUs with a grant date value of $900,000. These TBRSUs have a 3-year ratable vesting schedule, subject to Mr. Partridge’s continued service through the applicable vesting date; provided that the award will vest in full (to the extent then-unvested) upon the occurrence of a “change of control” of the Company (as defined in the Plan). The number of TBRSUs granted was calculated using the Company’s 5 trading-day VWAP commencing on the date immediately following the separation. Mr. Partridge’s equity awards are also eligible to vest upon certain terminations of employment under the terms of the Partridge Employment Agreement (as described below).

Ms. Fato. Effective as of August 7, 2024, as contemplated by the terms of the Fato Employment Agreement (as defined below), the Company granted Ms. Fato an award of TBRSUs with a grant date value of $212,500. These TBRSUs have a 3-year ratable vesting schedule, subject to Ms. Fato’s continued service through the applicable vesting date; provided that the award will vest in full (to the extent then-unvested) upon the occurrence of a change of control of the Company. The number of TBRSUs granted was calculated using the Company’s 5 trading-day VWAP commencing on the date immediately following the separation. Ms. Fato’s equity awards are also eligible to vest upon certain terminations of employment under the terms of the Fato Employment Agreement (as described below).

See the “Outstanding Equity Awards at 2024 Fiscal Year-End” table for more information on these awards.

Equity Award Grant Practices

The Compensation Committee does not grant equity awards in anticipation of the release of any material, non-public information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event that material nonpublic information becomes known to the Compensation Committee before granting an equity award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

Although we do not have a formal policy with respect to the timing of our equity award grants, equity awards are generally approved on dates that the Compensation Committee meets and vesting schedules are determined by the Compensation Committee. These meetings are scheduled in advance and not in anticipation of the release of material, non-public information. The initial Company equity awards for our named executive officers were granted shortly after the separation, and the Compensation Committee may also grant awards throughout the year, including in connection with new hires or promotions.

During fiscal year 2024, we granted stock options to Mr. Nikodemus (as described above), but did not grant any stock options (including those granted to Mr. Nikodemus) or other equity awards to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Prior to the separation, our named executive officers were eligible to participate in HHH’s 401(k) plan on the same terms as other full-time employees of HHH. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions. Matching contributions are fully vested as of the date on which the contribution is made for all employees who were participants in the prior HHH 401(k) plan and anyone who has attained one year of service with the Company.

Employee Benefits and Perquisites

We currently provide our employees with a variety of employee welfare benefits including medical benefits, disability benefits, life insurance and accidental death and dismemberment insurance, which are generally provided to other full-time employees. We also provide select executives (including the named executive officers) with disability insurance and travel insurance benefits which are generally not provided to other employees, and for which we pay the full amount of the applicable premiums. In 2024, in accordance with the employee matters agreement at separation, all Company employees remained on HHH’s benefit plans (which are substantially similar to our benefit plans) through a transition services agreement.

Stock Ownership Guidelines

Our named executive officers are subject to stock ownership guidelines as discussed under “Stock Ownership Guidelines” above.

Clawback Policy

In connection with the separation, we adopted a Clawback Policy in compliance with the SEC rules and New York Stock Exchange listing standards to recover any excess incentive-based compensation from current and former executive officers in the event of an accounting restatement.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table summarizes the number of shares of Company common stock underlying our named executive officers’ outstanding equity incentive plan awards as of December 31, 2024:

			Equity Incentive Plan Awards(1)
Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Anton Nikodemus	8/7/2024	(4)				126,455	3,534,417
	8/7/2024	(6)	206,016	26.36	8/1/2034
	8/7/2024	(6)	241,546	39.54	8/1/2034
	12/29/2023	(3)				49,574	1,385,593
Matthew Partridge	8/7/2024	(5)				34,143	954,297
	4/1/2024	(3)				37,323	1,043,178
Lucy Fato	8/7/2024	(5)				8,062	225,333
(1)	Each award in this table is eligible to vest upon certain qualifying terminations of employment under the applicable named executive officer’s employment agreement (see “Employment Agreements”).
(2)	Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our common stock on December 31, 2024 (the last trading day of 2024), which was $27.95.
(3)	Originally granted as TBRS awards under the HHH 2020 Plan and converted in connection with the separation to cover shares of our common stock. Awards vest ratably on the first three anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date.
(4)	This TBRSU award cliff vests on August 1, 2029, subject to Mr. Nikodemus’ continued service through the vesting date.
(5)	These TBRSU awards vest ratably over three years on August 1, 2025, August 1, 2026, and August 1, 2027, subject to the executive’s continued service through the applicable vesting date, provided that the award will vest in full (to the extent then-unvested) upon the occurrence of a change of control of the Company.
(6)	These awards consist of stock options that cliff vest on August 1, 2029, subject to Mr. Nikodemus’ continued service through the vesting date.

Employment Agreements

Nikodemus Employment Agreement

HHH entered into an employment agreement with Mr. Nikodemus to serve as the Chief Executive Officer of HHH Seaport Division, effective December 29, 2023, which was assigned by HHH to us in connection with the separation and amended on August 1, 2024 (as amended, the “Nikodemus Employment Agreement”). The initial term of the Nikodemus Employment Agreement expires on December 29, 2028, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Nikodemus Employment Agreement, Mr. Nikodemus’ annual base salary is $1,250,000, and, commencing in 2024, he is eligible to earn an annual cash bonus  with minimum, target and maximum opportunities equal to 50%, 100% and 150% of his base salary based upon the achievement of performance goals established by the Compensation Committee or our board of directors (or, in the case of Mr. Nikodemus’ 2024 annual bonus, as determined by the Compensation Committee in its discretion). Pursuant to the Nikodemus Employment Agreement, Mr. Nikodemus was paid a one-time cash bonus of $1,000,000 for 2023 performance in February 2024, 50% of which was deferred by Mr. Nikodemus under the HHH nonqualified deferred compensation plan and transferred to our nonqualified deferred compensation plan in connection with the separation.

In addition to the TBRS award granted by HHH to Mr. Nikodemus on December 29, 2023 that was converted to cover shares of our common stock following the separation, the Nikodemus Employment Agreement provides for the grant by the Company to Mr. Nikodemus of a long-term incentive (LTI) award consisting of shares of restricted stock, a stock option having a per share exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant and a stock option having a per share exercise price equal to 150% of the fair market value of a share of our common stock on the date of grant, each representing one-third of the value of the LTI award. These grants were made effective as of August 7, 2024, as described above under “Equity Compensation.”

In connection with Mr. Nikodemus’ relocation to the New York City, New York metropolitan area following his commencement of employment, he was eligible to receive temporary housing for up to 12 months and reimbursement of relocation expenses up to $200,000.

In the event that Mr. Nikodemus terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Nikodemus, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of his target annual cash bonus;
(2)	an amount equal to the sum of Mr. Nikodemus’ annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Mr. Nikodemus’ employment terminates due to (i) the Company’s non-renewal of the Nikodemus Employment Agreement after the expiration of the initial term ending on December 29, 2028 or any subsequent one-year renewal period or (ii) Mr. Nikodemus’ death or disability, in any case, the Company will pay and provide Mr. Nikodemus (or his estate), in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of the target annual cash bonus; and
(2)	all outstanding and unvested time-vesting equity awards will fully vest and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Mr. Nikodemus terminates his employment for “good reason” or his employment is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Nikodemus, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of the target annual cash bonus;
(2)	an amount equal to two times the sum of Mr. Nikodemus’ annual base salary and the target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully and immediately vest and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Nikodemus executing and not revoking a release of claims in favor of the Company.

Mr. Nikodemus is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Nikodemus’ employment and for the 12-month period following his termination of employment for any reason.

Partridge Employment Agreement

HHH entered into an employment agreement with Mr. Partridge to serve as the Chief Financial Officer of HHH Seaport Division, effective April 1, 2024, which was assigned by HHH to us in connection with the separation and amended on August 1, 2024 (as amended, the “Partridge Employment Agreement”).

The initial term of the Partridge Employment Agreement expires on April 1, 2029, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Partridge Employment Agreement, Mr. Partridge’s annual base salary is $550,000, and, commencing in 2024, he is eligible to earn an annual cash bonus with a target opportunity equal to 75% of his annual base salary based upon the achievement of performance goals established by the Compensation Committee or our board of directors (or, in the case of Mr. Partridge’s 2024 annual bonus, as determined by the Compensation Committee in its discretion). If the Compensation Committee establishes a minimum overall performance goal that Mr. Partridge is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 50% of the target, but no more than 150% of the target bonus. Pursuant to the Partridge Employment Agreement, Mr. Partridge was paid a one-time cash bonus of $200,000 in April 2024, a prorated portion of which is subject to clawback in the event that the Company terminates Mr. Partridge’s employment for “cause” (as such term is defined in the Partridge Employment Agreement) or Mr. Partridge voluntarily resigns, in either case, prior to the 18-month anniversary of Mr. Partridge’s start date.

In addition to the TBRS award granted by HHH to Mr. Partridge on April 1, 2024 that was converted to cover shares of our common stock following the separation, the Partridge Employment Agreement provides that during each calendar year during the term of the Partridge Employment Agreement commencing in 2024, Mr. Partridge will be eligible to receive an annual equity-based award with an aggregate target value equal to $900,000. The first such annual grant was made effective as of August 7, 2024, as described above under “Equity Compensation.” Commencing in 2025, 50% of each annual award shall provide for pro rata time vesting over three years, subject to Mr. Partridge’s continued service through the applicable vesting date, and the other 50% shall provide for performance-based vesting.

In connection with Mr. Partridge’s relocation to the New York City metropolitan area following his commencement of employment, he was eligible to receive temporary housing for up to 12 months and reimbursement of relocation expenses up to $40,000.

In the event that Mr. Partridge terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Partridge, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of his target annual cash bonus;
(2)	an amount equal to the sum of Mr. Partridge’s annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Mr. Partridge’s employment terminates due to (i) the Company’s non-renewal of the Partridge Employment Agreement after the expiration of the initial term ending on April 1, 2029 or any subsequent one-year renewal period or (ii) Mr. Partridge’s death or disability, in any case, the Company will pay and provide Mr. Partridge (or his estate), in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of his target annual cash bonus; and
(2)	all outstanding and unvested time-vesting equity awards will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Mr. Partridge terminates his employment for “good reason” or his employment is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Partridge, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of Mr. Partridge’s target annual cash bonus;
(2)	an amount equal to two times the sum of Mr. Partridge’s annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully and immediately vest, and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Partridge executing and not revoking a release of claims in favor of the Company.

Under the Partridge Employment Agreement, Mr. Partridge is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Partridge’s employment and for the 12-month period following his termination of employment for any reason.

Fato Employment Agreement

HHH entered into an employment agreement with Ms. Fato to serve as the General Counsel of HHH Seaport Division, effective May 31, 2024, which was assigned by HHH to us in connection with the separation and amended on August 1, 2024 (as amended, the “Fato Employment Agreement”).

The initial term of the Fato Employment Agreement expires on April 1, 2029, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under the Fato Employment Agreement, Ms. Fato’s annual base salary is $425,000 and, commencing in 2024, she will be eligible to earn an annual cash bonus with a target opportunity equal to 50% of her annual base salary, based upon the achievement of performance goals established by the Compensation Committee or our board of directors  (or, in the case of Ms. Fato’s 2024 annual bonus, as determined by the Compensation Committee in its discretion). If the Compensation Committee establishes a minimum overall performance goal that Ms. Fato is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 50% of the target, but no more than 150% of the target bonus.

The Fato Employment Agreement provides that during each calendar year during the term commencing in 2024, Ms. Fato will be eligible to receive an annual equity-based award with an aggregate target value equal to 50% of her base salary. The first grant was made effective as of August 7, 2024, as described above under “Equity Compensation.” Commencing in 2025, 50% of each annual award shall provide for pro rata time vesting over three years, subject to Ms. Fato’s continued service through the applicable vesting date, and the other 50% shall provide for performance-based vesting.

Pursuant to the Fato Employment Agreement, in the event that Ms. Fato terminates her employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Ms. Fato, in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of Ms. Fato’s target annual cash bonus;
(2)	an amount equal to the sum of Ms. Fato’s annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Ms. Fato’s employment terminates due to (i) the Company’s non-renewal of the Fato Employment Agreement after the expiration of the initial term ending on April 1, 2029 or any subsequent one-year renewal period or (ii) Ms. Fato’s death or disability, in any case, the Company will pay and provide Ms. Fato (or her estate), in addition to his previously accrued benefits and compensation, the following:

(1)	a prorated portion of Ms. Fato’s target annual cash bonus; and
(2)	all outstanding and unvested time-vesting equity awards, if any, will fully vest, and all outstanding performance-vesting equity awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

In the event that Ms. Fato terminates her employment for “good reason” or her employment is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Ms. Fato, in addition to her previously accrued benefits and compensation, the following:

(1)	a prorated portion of Ms. Fato’s target annual cash bonus;

(2)	an amount equal to two times the sum of Ms. Fato’s annual base salary and target annual cash bonus; and
(3)	all outstanding and unvested time-vesting equity awards will fully and immediately vest, and all outstanding performance-vesting equity awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Ms. Fato executing and not revoking a release of claims in favor of the Company.

Under the Fato Employment Agreement, Ms. Fato is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Ms. Fato’s employment and for the 12-month period following her termination of employment for any reason.

Securities Authorized for Issuance Under Equity Compensation Plans

Prior to and in connection with our separation from HHH, we established the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan (the “Plan”) with the purpose of attracting, retaining and motivating officers, employees, non-employee directors and consultants providing services to the Company and promoting the success of our business by providing Plan participants with equity incentives. In addition, the Plan is intended to govern awards granted pursuant to or resulting from the adjustment and/or conversion of awards originally granted prior to the separation under the Howard Hughes Corporation 2020 Equity Incentive Plan and under the Howard Hughes Corporation Amended and Restated 2010 Incentive Plan in accordance with the terms of the employee matters agreement entered into in connection with the separation.

The Plan was approved prior to the separation by HHH, at the time our sole stockholder, and is administered by the Compensation Committee. The Plan authorizes the Compensation Committee to grant stock-based compensation awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, to eligible participants. The Compensation Committee has the full power to interpret and administer the Plan and award agreements, subject to the limitations set forth in the Plan. A total of 6.8 million shares of common stock were initially reserved for issuance under the Plan. At December 31, 2024, approximately 5.9 million shares of common stock remained available to be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)(3)
Equity compensation plans approved by securityholders(1)	844,366	33.29	5,911,997
Equity compensation plans not approved by securityholders	—	—	—
Total	844,366	33.29	5,911,997
(1)	This consists of the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan.
(2)	Reflects stock option grants, restricted stock awards, and restricted stock units, granted under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan.
(3)	Reflects the number of shares remaining available for issuance under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan adjusted for awards that have been forfeited, canceled or otherwise terminated other than by exercise under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan.

Director Compensation

Director Compensation Program

Following the separation, our board of directors adopted our Independent Director Compensation Program effective October 17, 2024 (the “Director Compensation Program”). Under the Director Compensation Program, each of our non-employee directors is eligible to receive an annual retainer, additional retainers for their service as Lead Independent Director or on our board committees, and equity grants, as described below. Mr. Massaro has waived his right to any compensation and benefits from the Company that would otherwise be payable to him under the Director Compensation Program.

Cash compensation

Each of our non-employee directors is eligible to receive an annual retainer and fees for his or her service as Lead Independent Director or on our board committees as follows:

Element		Amount
Annual Retainer		$50,000
Lead Independent Director		$10,000
Audit Committee	Chair:	$20,000
	Other members:	$10,000
Compensation Committee	Chair:	$15,000
	Other members:	$8,750
Nominating and Corporate Governance Committee	Chair:	$12,500
	Other members:	$5,000

Retainers are paid quarterly on the fifteenth (15th) day of the last month of the quarter in which the retainer is earned (or the next business day if such day is a weekend or holiday) (the “Payment Date”). Retainers are generally payable in cash, but each director may elect to receive all (but not less than all) of such director’s cash retainer(s) in fully vested shares under the Plan with a grant date value equal to the amount of the cash retainer otherwise payable on the Payment Date. In the event that a non-employee director’s service terminates prior to any given Payment Date, the applicable retainer(s) will be paid in cash, notwithstanding a director’s election to receive such retainer(s) in fully vested shares.

Other than the annual fees described above, our non-employee directors do not receive meeting fees or other compensation for their attendance at specific meetings of our board of directors or its committees. Directors are also eligible for reimbursement for their expenses incurred in attending meetings of the board of directors in accordance with Company policy.

Equity Compensation

Each non-employee director is eligible to receive quarterly equity awards under our Equity Incentive Plan. Each director who was appointed to the Board on August 1, 2024 (other than Mr. Massaro) was automatically granted an award of fully-vested shares with a grant date value equal to $16,712 (the “Initial Awards”) on October 18, 2024. Thereafter, each non-employee director who is serving on the board of directors on a quarterly Payment Date (other than Mr. Massaro) will automatically be granted an award of fully vested shares with a grant date value equal to $25,000 (a “Quarterly Award”). In the event that a non-employee director’s service terminates prior to the applicable Payment Date for a Quarterly Award, such Quarterly Award will instead be paid in cash.

Non-employee directors have an option to receive all of their cash retainers in cash or common stock of the Company. If a non-employee director elects to receive his or her annual retainer in common stock, such director will be granted shares consisting of that number of shares that equals 100% of the annual retainer, based on the closing price as of the trading day of the payment due date. None of our directors have elected to receive their cash compensation in stock.

Compensation under the Director Compensation Program is subject to the non-employee director compensation limits set forth in the Plan.

Stock Ownership Guidelines

Our non-employee directors are subject to the stock ownership guidelines described above (see “Stock Ownership Guidelines”).

Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2024.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Total ($)
Michael Crawford Lead Independent Director Chair – Nominating and Corporate Governance Committee	39,271	41,718	80,989
Monica Digilio Chair – Compensation Committee	35,521	41,718	77,239
David Hirsh Chair – Audit Committee	37,396	41,718	79,114
Anthony Massaro(3)	—	—	—
(1)	Mr. Nikodemus is a member of our board of directors and President and CEO of the Company, and his compensation for fiscal year 2024 is reported in the Summary Compensation Table and other tables and sections of this Proxy Statement. Mr. Nikodemus did not receive any additional compensation for his service on the board of directors.
(2)	Amounts reflect the aggregate grant date fair value of fully-vested shares of Company common stock granted to our non-employee directors in accordance with ASC Topic 718. The number of shares subject to each award was determined by dividing the dollar-denominated value by the fair market value of a share of our common stock on the grant date (or, in the event that the grant date is not a trading day, on the immediately preceding trading day), rounded up to the nearest whole share.
(3)	Mr. Massaro serves as the Pershing Square representative on our board of directors and has waived any compensation and benefits from the Company that would otherwise be payable to him under the Director Compensation Program.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of our common stock as of April 16, 2025, the record date, for:

●	each of our named executive officers,
●	each of our directors and director nominees,
●	all of our current executive officers and directors as a group and
●	each person known to us to be the beneficial owner of more than 5% of any class of our voting securities.

Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and investment power with respect to those securities. Unless otherwise indicated by footnote, and subject to applicable community property laws, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of shares beneficially owned is based on 12,694,631 shares of common stock outstanding as of April 16, 2025.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Seaport Entertainment Group Inc., 199 Water Street, 28th Floor, New York, New York 10038.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Voting Power
Executive Officers, Directors and Director Nominees:
Anton D. Nikodemus	200,814	1.6%
Matthew M. Partridge	71,466	*
Lucy Fato	8,062	*
Michael A. Crawford	2,620	*
Monica S. Digilio	2,620	*
David Z. Hirsh	2,620	*
Anthony F. Massaro	33	*
All executive officers and directors as a group (7 persons)	284,605	2.2%
5% or Greater Stockholders:
Pershing Square Capital Management, L.P. (1)	5,023,780	39.6%
*	Represents less than 1%.
(1)	Based solely on information contained in a Schedule 13D/A filed with the SEC on October 22, 2024 by Pershing Square Capital Management, L.P. (“PSCM”), Pershing Square Holdco, L.P. (“PS Holdco”), Pershing Square Holdco GP, LLC (“PS Holdco GP”), PS Holdco GP Managing Member, LLC (“ManagementCo”) and William A. Ackman. According to the Schedule 13D/A, (i) PSCM is the investment advisor to certain affiliated funds, including Pershing Square, L.P., Pershing Square International, Ltd. and Pershing Square Holdings, Ltd. (collectively, the “Pershing Square Funds”), (ii) PS Holdco is the indirect sole owner of PSCM, (iii) PS Holdco GP is the sole general partner of PS Holdco, (iv) ManagementCo is the sole member of PS Holdco GP, and (v) Mr. Ackman is the Chief Executive Officer of PSCM, a director of PS Holdco GP and a member of ManagementCo. According to the Schedule 13D/A, PSCM, PS Holdco, PS Holdco GP, ManagementCo and Mr. Ackman may each be deemed to be the beneficial owner of these shares for purposes of Rule 16a-1(a) under the Exchange Act. The principal business address of each of the reporting persons is 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

Certain Relationships and Related Party Transactions

Procedures for Approval of Related Party Transactions

Our board of directors has adopted a written policy on related party transactions (the “RPT Policy”). Each of the agreements between us and HHH and its subsidiaries that were entered into prior to the separation, and any transactions contemplated thereby are therefore not subject to the terms of the RPT Policy.

As described in the Code of Conduct, conflicts of interest can arise when an employee’s or director’s personal or family relationships, financial affairs, an outside business involvement or other private interest may adversely influence the judgment or loyalty required for performance of their duties to the Company. In cases where there is an actual or even the appearance of a conflict of interest, the individual involved is required to disclose such conflict to our General Counsel.

The RPT Policy, which supplements the Code of Conduct provisions addressing conflicts of interest, addresses the policy with respect to related party transactions. The RPT Policy is administered by the Audit Committee. Under this policy, the Audit Committee reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:

●	any director, director nominee or executive officer of the Company
●	any beneficial owner of more than 5% of the Company’s outstanding stock
●	any immediate family member of any of the foregoing

No director may participate in any approval or ratification of a related party transaction in which the director or an immediate family member of the director is involved. The Audit Committee may only approve or ratify those transactions the Audit Committee determines to be in our best interests.

AGREEMENTS WITH HHH

Agreements Related to our Separation from HHH

In connection with the separation, we and HHH entered into certain agreements, including a separation agreement, a transition services agreement, an employee matters agreement and a tax matters agreement—each to effect the separation and provide a framework for our relationship with HHH after the separation. These agreements provide for the allocation between us and HHH of assets, employees, liabilities and obligations (including property and employee benefits and tax-related assets and liabilities) attributable to periods before, at and after the separation.

Separation Agreement

The separation agreement sets forth our agreements with HHH regarding the principal actions that were or will be taken in connection with the separation. The agreement identifies assets transferred, liabilities assumed and contracts allocated to each of HHH and us as part of the internal reorganization transaction and describes when and how these transfers, assumptions and assignments will occur. The separation agreement provides for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and HHH retain or acquire the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and HHH. Other matters governed by the separation agreement include, the payment of related costs, indemnification obligations, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

Pursuant to the transition services agreement, HHH and its subsidiaries have agreed to provide to us and our subsidiaries, on an interim, transitional basis, certain services, including, but not limited to information technology services, construction and development services, treasury services, human resources and property management. The charges for the transition services are generally expected to allow HHH to recover all internal and external costs and expenses it actually incurs. It is anticipated that all of the services will expire within 12 months following the separation.

In 2024, we paid HHH approximately $0.3 million pursuant to the transition services agreement.

Employee Matters Agreement

The employee matters agreement allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. Pursuant to the agreement, except as otherwise provided in the transition services agreement, from and after the effective time of the separation, HHH assumes or retains all liabilities with respect to all HHH employees and former employees and all HHH compensation and employee benefit plans and arrangements, and we assume or retain all liabilities with respect to all Company employees and all Company compensation and employee benefit plans and arrangements.

Tax Matters Agreement

The tax matters agreement governs HHH’s and our respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes. In general, we are responsible for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are attributable to us or our businesses for any tax period (or portion thereof) beginning after the separation. In addition, we are responsible for taxes incurred by HHH or us relating to or arising out of any failure of the intended tax treatment of the separation which failure is attributable to certain acts or omissions by us, inaccuracies, misrepresentations or misstatements relating to us or certain events involving our stock or assets.

Revolving Credit Agreement

In connection with the separation, we, through our wholly owned subsidiary SEG Revolver, LLC, entered into a credit agreement with HHH, as lender (the “Revolving Credit Agreement”). The Revolving Credit Agreement provided for a revolving commitment of $5.0 million, with an interest rate of 10% and a term of one year. In the fourth quarter of 2024, the Revolving Credit Agreement was terminated. We did not have any outstanding borrowings under the agreement at the time it was terminated.

AGREEMENTS WITH Pershing Square

Backstop Agreement

In connection with the rights offering, we entered into a backstop agreement with the Pershing Square Funds, pursuant to which the Pershing Square Funds agreed to (i) exercise their pro rata subscription right with respect to the rights offering at the rights offering price of $25 per share of our common stock and (ii) purchase any shares not purchased upon the expiration of the rights offering at the rights offering price, up to $175 million in the aggregate. The Pershing Square Funds also agreed to standstill provisions such that, subject to limited exceptions, they will not effect or agree to effect any acquisition of our securities prior to January 31, 2026.

Pursuant to the backstop agreement, the Pershing Square Funds fully exercised their pro rata subscription rights with respect to the rights offering. However, because the rights offering was over-subscribed, the Pershing Square Funds did not purchase any additional shares beyond those resulting from the exercise of their pro rata subscription rights and the exercise of their over-subscription privilege.

Investor Rights Agreement

In connection with the rights offering, we also entered into an investor rights agreement with the Pershing Square Funds (the “investor rights agreement”). The investor rights agreement provides the Pershing Square Funds with certain rights, including, under certain circumstances and subject to certain restrictions, rights with respect to the registration of their shares of our common stock under the Securities Act.

The Pershing Square Funds may request that we file a registration statement to register the offer and sale of their shares. Each such request for registration must cover securities the aggregate fair market value of which is at least $25 million. We will not be obligated to effect an underwritten offering with respect to any entity that is a Company affiliate during the regular trading blackout period for our directors, officers and other certain employees. The number of demand registrations that the Pershing Square Funds will be entitled to request will be unlimited; provided, we will not be obligated to undertake more than one related underwritten offering in any twelve-month period following October 17, 2024, nor more than one in any twelve-month period generally.

The Pershing Square Funds are also entitled to certain “piggyback” registration rights. If we propose to register shares of our common stock or other securities under the Securities Act, either for our own account or for the account of other security holders, in connection with such offering, the Pershing Square Funds will be able to request that we include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the Pershing Square Funds will be entitled to notice of the registration and have the right, subject to certain limitations, to include their shares of common stock in the registration.

Pursuant to the investor rights agreement, the Pershing Square Funds also have the right to nominate one individual to serve on our board of directors; however, if we increase the size of the board to larger than five directors, the Pershing Square Funds will have the right to nominate individuals representing at least 20% of the total number of directors. Our obligations under the provisions of the investor rights agreement related to the Pershing Square Funds’ nomination rights will terminate on the earlier of (i) the date on which the Pershing Square Funds no longer beneficially owns at least 10% of the total outstanding shares of our common stock and (ii) the Pershing Square Funds’ irrevocable waiver and termination of such rights. These board designation rights are also contained in our amended and restated charter.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide for the indemnification of each such director or executive officer to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts arising from any claims relating to the fact that such person is or was a director or executive officer, as applicable, of the Company, and also provide for rights to the advancement of expenses, including legal expenses.

Stockholder Proposals

Any stockholder intending to present a proposal at the 2026 Annual Meeting and have the proposal included in the related proxy statement and proxy card pursuant to Rule 14a-8 of the Exchange Act must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, including the SEC’s proxy rules, submit the proposal in writing to us no later than December 24, 2025.

Our amended and restated bylaws provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2026 Annual Meeting but not intending for such nomination or proposal to be considered in the related proxy statement and proxy card (i.e., not pursuant to Rule 14a-8 of the Exchange Act) must notify us in writing not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary, to be timely, notice must be received not more than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, to timely submit a director candidate for nomination at the 2026 Annual Meeting, such submission must be made, in writing, by March 11, 2026, but in no event earlier than February 9, 2026.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2026.

The person presiding over the 2026 Annual Meeting reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nominee that does not comply with these and any other applicable requirements, including the conditions set forth in our amended and restated bylaws and requirements established by the SEC.

In connection with our solicitation of proxies for the 2026 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov.

Annual Report

For stockholders receiving paper copies of this Proxy Statement, a copy of our Annual Report will accompany the Proxy Statement. For stockholders receiving the Notice only, this Proxy Statement and our Annual Report will be available electronically.

We make available, free of charge, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These filings are available on our website at ir.seaportentertainment.com. Copies of our Annual Report (exclusive of exhibits and documents incorporated by reference) are also available without charge to stockholders upon written request addressed to Seaport Entertainment Group Inc. at our principal executive offices at 199 Water Street, 28th Floor, New York, NY 10038, Attention: Investor Relations. Copies of exhibits and basic documents filed with the Annual Report or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

Other Matters

We do not know of any business, other than as described in this Proxy Statement, that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V69025-P31463 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. SEAPORT ENTERTAINMENT GROUP INC. 199 WATER STREET, 28TH FLOOR NEW YORK, NY 10038 Nominees: 2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025. 1. Election of directors to serve until the Company’s 2026 annual meeting of stockholders and until their successors are duly elected and qualified. 01) Anton D. Nikodemus 02) Michael A. Crawford 03) Monica S. Digilio 04) David Z. Hirsh 05) Anthony F. Massaro SEAPORT ENTERTAINMENT GROUP INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: Note: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SEG2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V69026-P31463 Continued and to be signed on reverse side SEAPORT ENTERTAINMENT GROUP INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 9, 2025 10:00 AM ET THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Lucy Fato and Richard Kim, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Seaport Entertainment Group Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM ET on June 9, 2025, virtually at www.virtualshareholdermeeting.com/SEG2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side, and in the discretion of the proxies (1) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and (ii) on such other matters as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.